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                                                                    EXHIBIT 99.1

                          NOTICE OF PROPOSED SETTLEMENT


TO:      Shareholders of Community Bancshares, Inc.

FROM:    Community Bancshares, Inc.
         68149 Main Street
         Blountsville, Alabama 35031
         (205) 429-1001

DATE:    November 13, 2003


Enclosed is an Order of the Circuit Court of Blount County, Alabama, relating to a proposed settlement of the lawsuits styled Benson et al. v. Community Bancshares, Inc. et al. and Packard et al. v. Sheffield Electrical Contractors, Inc. et al. The terms of the proposed settlement are set forth in the enclosed Stipulation and Agreement of Pro Tanto Settlement between the plaintiffs, Community Bank and Community Bancshares, as well as in a separate settlement agreement between the plaintiffs, certain individual defendants and Chubb Custom Insurance Company which is enclosed as Attachment X to the Stipulation and Agreement of Pro Tanto Settlement. Only claims against certain defendants are being settled. The proposed settlement preserves the claims of Community Bancshares and Community Bank against the remaining defendants.

Please read the enclosed materials carefully, including the provisions of the Order concerning the right of shareholders to object to the settlement prior to the Court's hearing scheduled for December 18, 2003.